EXHIBIT 99.1

McDermott Reports Second Quarter 2017 Financial and Operational Results

Increased Profitability and Cash Flow Generation Driven by Efficient Project Execution and Higher Activity

One McDermott Way Continues to Drive Operational Excellence

New $810M Credit Agreement with Five-year Term Provides Increased Flexibility and Supports Growth

Company to Host Conference Call and Webcast Today at 7:30 a.m., Central Time

HOUSTON, July 25, 2017 (GLOBE NEWSWIRE) -- McDermott International, Inc. (NYSE:MDR) (“McDermott,” the “Company,” “we” or “us”) today announced financial and operational results for the second quarter ended June 30, 2017.

	($ in millions, except per share amounts)
	Three Months Ended		Delta	Six Months Ended		Delta
	June 30, 2017	June 30, 2016	Yr-over-Yr	June 30, 2017	June 30, 2016	Yr-over-Yr
Revenues	$788.7	$706.6	$82.1	$1,308.1	$1,435.7	$(127.6)
Operating Income	87.2	57.0	30.2	143.2	93.0	50.2
Operating Margin	11.1%	8.1%	3.0%	10.9%	6.5%	4.4%
Net Income	36.4	20.7	15.7	58.3	18.5	39.8
Diluted EPS	0.13	0.07	0.06	0.21	0.07	0.14
Adjusted Operating Income[1]	87.2	59.5	27.7	143.2	134.1	9.1
Adjusted Operating Margin[1]	11.1%	8.4%	2.7%	10.9%	9.3%	1.6%
Adjusted Net Income[1,2]	36.4	22.8	13.6	58.3	59.1	(0.8)
Adjusted Diluted EPS[1,2]	0.13	0.08	0.05	0.21	0.21	0.00

Cash Provided by Operating Activities	41.7	16.5	25.2	90.2	75.8	14.4

1 Adjusted Operating Income, Adjusted Margin and Adjusted Net Income include the following adjustments to Operating Income computed in accordance with U.S. generally accepted accounting principles (“GAAP”):

  $6.4 million and $2.5 million of restructuring charges during the first and second quarters of 2016, respectively.
  $32.3 million of impairment charges during the first quarter of 2016.

The calculations of total and per share Adjusted Net Income and Adjusted Operating Income and margins are shown in the appendix entitled “Reconciliation of Non-GAAP to GAAP Financial Measures.”  The appendix also includes additional information related to the adjustments mentioned above.
2 The calculations of Adjusted Net Income and Adjusted Diluted EPS reflect the tax effects of Non-GAAP adjustments during the period.  The Non-GAAP adjusting items are primarily attributable to tax jurisdictions in which we currently do not pay taxes and, therefore, no tax impact is applied to those items.  For the Non-GAAP adjusting items in jurisdictions where taxes are paid, the tax impacts on those adjustments are computed, individually, using the statutory tax rate in effect in each applicable taxable jurisdiction.

“Strong project execution and higher activity led McDermott to another successful quarter, with increased profitability and free cash flow generation. During the quarter, the One McDermott Way drove a number of significant achievements, including: de-risking execution of the mooring and hook-up of the Ichthys Explorer Central Processing Facility, the world’s largest semi-submersible facility; continued fabrication of jackets for Saudi Aramco in our Batam fabrication facility; relocation of the DLV 2000 and Amazon to the Middle East, where they are demonstrating their versatility by working on shallow-water projects; as well as the successful completion of the topside hook-up on the RasGas Flow Assurance project ahead of schedule. Efficient execution, coupled with constant focus on safety through our Taking the Lead initiative led us to surpass 50-million man-hours Lost Time Incident free as a company,” said David Dickson, President and Chief Executive Officer of McDermott. “Building off successful pre-FEED and FEED work, the BP Angelin award to design, fabricate and install a jacket, platform and pipeline is our first pre-FEED and FEED to EPCIC award and is a direct result of our strategic focus on engineering as a differentiator. Also during the quarter, we closed on an $810 million credit facility, with a five-year term demonstrating the confidence shown by our lenders, and providing us with a more flexible capital structure while allowing for continued growth. As the extended low oil price environment continues to drive uncertainty of award timing, our revenue pipeline of around $20 billion remains robust, and we continue to remain focused on disciplined bidding, efficient project execution and liquidity.”

Second Quarter 2017 Operating Results

Second quarter 2017 earnings attributable to McDermott stockholders, computed in accordance with U.S. generally accepted accounting principles (“GAAP”), were $36.4 million, or $0.13 per fully diluted share, compared to $20.7 million, or $0.07 per fully diluted share, for the prior-year second quarter.  We generated second quarter 2017 net income of $36.4 million, or $0.13 per fully diluted share, for which there were no adjustments from GAAP, compared to an adjusted net income of $22.8 million, or $0.08 per adjusted fully diluted share, excluding restructuring charges of $2.5 million, in the prior-year second quarter.  During second quarter 2017, we expensed approximately $4.2 million in debt issuance costs associated with the repayment of the outstanding term loan under our previous credit agreement.

We reported second quarter 2017 revenues of $788.7 million, an increase of $82.1 million, compared to revenues of $706.6 million for the prior-year second quarter.  The key projects driving revenue for the second quarter of 2017 were the Saudi Aramco LTA II, ONGC Vashishta and Saudi Aramco Marjan power system replacement projects.  The increase from the prior-year second quarter was primarily due to increased fabrication and marine activity across the portfolio of projects.

Our operating income for the second quarter of 2017 was $87.2 million, or an operating margin of 11.1%, compared to $57.0 million, or an operating margin of 8.1%, for the second quarter of 2016.  Our operating income for the second quarter of 2017 was $87.2 million, or an operating margin of 11.1%, for which there were no adjustments from GAAP, compared to adjusted operating income of $59.5 million, or an adjusted operating margin of 8.4%, for the second quarter of 2016, excluding the restructuring charges mentioned above.  Operating income for the second quarter of 2017 was primarily driven by engineering, fabrication and marine activity on Saudi Aramco LTA II, fabrication and marine activity on Saudi Aramco Marjan power system replacement and progress on Inpex Ichthys.

Cash provided by operating activities in the second quarter of 2017 was $41.7 million, an increase compared to the $16.5 million of cash provided in the second quarter of 2016.  The increase was primarily driven by higher operating results and a lower than anticipated working capital build with national oil companies through our efficient working capital management.

First Half 2017 Operating Results

First half 2017 earnings attributable to McDermott stockholders, computed in accordance with U.S. generally accepted accounting principles (“GAAP”), were $58.3 million, or $0.21 per fully diluted share, compared to earnings of $18.5 million, or $0.07 per fully diluted share, for the prior-year first half.  We generated first half 2017 net income of $58.3 million, or $0.21 per fully diluted share, for which there were no adjustments from GAAP, compared to an adjusted net income of $59.1 million, or $0.21 per adjusted fully diluted share, excluding restructuring charges of $8.9 million and impairment charges of $32.3 million, in the prior-year first half.

We reported first half 2017 revenues of $1,308.1 million, a decrease of $127.6 million, compared to revenues of $1,435.7 million for the prior-year first half.  The key projects driving revenue for the first half of 2017 were the Saudi Aramco LTA II, ONGC Vashishta and Inpex Ichthys projects.  The decrease from the prior-year first half was primarily due to decreased activity on the Ichthys project, as the project progresses through the installation phase.

Our operating income for the first half of 2017 was $143.2 million, or an operating margin of 10.9%, compared to $93.0 million, or an operating margin of 6.5%, for the first half of 2016.  Our operating income for the first half of 2017 was $143.2 million, or an operating margin of 10.9%, for which there were no adjustments from GAAP, compared to adjusted operating income of $134.1 million, or an adjusted operating margin of 9.3%, for the first half of 2016, excluding the restructuring charges and impairment mentioned above.  Operating income for the first half of 2017 was primarily driven by engineering, fabrication and marine activity on the Saudi Aramco LTA II project, fabrication activity and marine activity on the Saudi Aramco Marjan power system replacement project, progress on the Inpex Ichthys project and marine activity on ONGC Vashishta project.

Cash provided by operating activities in the first half of 2017 was $90.2 million, an increase compared to the $75.8 million of cash provided in the first half of 2016. The increase was primarily driven by higher operating results and a lower than anticipated working capital build with national oil companies through our efficient working capital management.

Operational Review

Revenue Pipeline	As of June 30, 2017
	AEA		MEA		ASA		Total
($ in billions)
Backlog	$0.6		$2.3		$0.4		$3.3
Bids & Change Orders Outstanding[1]	0.8		0.1		0.5		1.4
Targets[2]	5.7		6.3		3.4		15.4
Total	7.1		8.7		4.3		20.1

Operating Results	Three Months Ended June 30, 2017							Six Months Ended June 30, 2017
	Segment Operating Results						Corporate and Other[3]	Segment Operating Results						Corporate and Other[3]
	AEA		MEA		ASA			AEA		MEA		ASA
($ in millions)
New Orders	$116.4		$38.2		$33.2		$-	$142.0		$88.6		$53.2		$-
Revenue	41.6		556.6		190.5		-	69.7		866.7		371.7		-
Book-to-Bill	2.8	x	0.1	x	0.2	x	-	2.0	x	0.1	x	0.1	x	-
Operating Income	(11.3)		117.5		32.9		(51.9)	(11.1)		181.9		62.7		(90.2)
Operating Margin	-27.2%		21.1%		17.3%		-	-15.9%		21.0%		16.9%		-
Capex	10.1		4.8		2.2		1.0	15.3		10.6		5.7		49.2

1 There is no assurance that bids outstanding will be awarded to McDermott or that outstanding change orders ultimately will be approved and paid by the applicable customers in the full amounts requested or at all.
2 Target projects are those that McDermott has identified as anticipated to be awarded by customers in the next five quarters through competitive bidding processes and capable of being performed by McDermott. There is no assurance that target projects will be awarded to McDermott.
3 Corporate and Other includes corporate expenses, certain centrally managed initiatives (such as restructuring charges), impairments, year-end mark-to-market (“MTM”) pension actuarial gains and losses, costs not attributable to a particular reportable segment and unallocated direct operating expenses associated with the underutilization of vessels, fabrication facilities and engineering resources.

As of June 30, 2017, the Company’s backlog was $3.3 billion, compared to $3.9 billion at March 31, 2017. Of the June 30, 2017 backlog, approximately 85% was related to offshore operations and approximately 15% was related to subsea operations.  Order intake in the second quarter of 2017 totaled $188 million, resulting in a book-to-bill ratio of 0.2x.  At June 30, 2017, the Company had bids and change orders outstanding and identified target projects of approximately $1.4 billion and $15.4 billion, respectively, in its pipeline that we expect will be awarded in the market through September 30, 2018.  In total, the Company’s potential revenue pipeline, including backlog, was $20.1 billion as of June 30, 2017.

In the Americas, Europe and Africa (“AEA”) Area, during the second quarter of 2017, detail design and fabrication of the compression platform for the Pemex Abkatun-A2 project, the largest facility McDermott has constructed for Pemex, continued progressing on schedule.  Procured equipment has begun to arrive, with major lifts of the mezzanine and top deck sections remaining on schedule and jacket fabrication commencing.  During the quarter, we were awarded the BP Angelin project for a drilling platform located in Trinidad and Tobago, after successfully performing the pre-front end engineering design (pre-FEED) and front-end engineering design (FEED).  The jacket and topside fabrication has commenced in our Altamira yard and is progressing on schedule.  This award validates McDermott’s engineering as a differentiator strategy, as the project went from pre-FEED to FEED and then to full EPCIC, while also demonstrating a key relationship as the super majors begin to increase spending.  The Hess Penn State project, a subsea tieback contract in 1,500 feet of water in the Gulf of Mexico, continued to make significant progress.  Fabrication of the rigid pipeline stalks was completed in our Gulfport spoolbase, with installation expected in the third quarter of 2017.  Engineering for the Atlanta Project in Brazil was completed with all flexible lines, umbilicals and structures ready to be installed.  Upgrades to our Altamira fabrication yard are essentially complete.  We believe these upgrades position us well to deliver larger jackets and decks we anticipate customers will require in this growth market as the energy reform continues to achieve demonstrated success.

In the Middle East (“MEA”) Area, fabrication activity continued to operate well above our standard levels while area marine assets continued to operate at historic high levels, leading to continued increased profitability, while maintaining high standards of quality performance and safety.  The DLV 2000 and the Amazon joined the area fleet and are now active on existing, shallow-water campaigns. Fabrication on the Saudi Aramco LTA II project is progressing on schedule.  Additionally, the three Saudi Aramco projects awarded in 2016 are progressing on schedule.  Engineering and procurement activities associated with the Safaniya Phase 5 and 4 Jackets and 3 Observation Platforms projects are progressing well and in-line with the planned schedules. Moreover, significant progress has been achieved on the KJO Hout project in relation to both the pipeline related activities and hook up and pre-commissioning work, with the project expected to be substantially complete in the second half of 2017.  The Area’s exceptional QHSES performance was maintained through the second quarter, resulting in excess of 61 million man hours Lost Time Incident (“LTI”) free.

In the Asia (“ASA”) Area, during the second quarter of 2017, McDermott successfully completed the mooring and hook-up of the world’s largest semi-submersible facility ever built, the Ichthys Explorer Central Processing Facility (CPF) off the coast of Australia. The LV 108 is now utilizing its vertical lay system to install the flexible risers and umbilicals.  The remediation work for the failure identified in a supplier-provided subsea-pipe connector component was substantially complete with diving intervention by July 7, 2017, and the remaining residual work expected to be completed in the second half of 2017.  The diving intervention on Ichthys was the deepest saturation dive ever performed off the coast of Australia and was performed without incident. Engineering, procurement and fabrication for the Woodside Greater Western Flank Phase 2 pipeline project continues, with the project progressing on schedule. In India, the ONGC Vashishta project continues to achieve significant progress, with completion of the remaining deepwater pipeline sections utilizing the NO 105.  Our consortium partner, Larsen & Toubro, is finalizing the construction of the onshore pipeline sections and installation of the onshore umbilical.  In Batam, we completed the Yamal LNG project on time, with successful load out and sail away of the last three modules in April 2017.  Also in Batam, the fabrication of 14 jackets for Saudi Aramco progressed well with the last 3 jackets completed early in the third quarter and loaded out for delivery to Ras Tanura, Saudi Arabia.  In Brunei, the Brunei Shell Petroleum offshore pipeline installation is nearing a successful completion with both pipelines laid by the DB 30.

In the second quarter of 2017 for Corporate and Other, costs were mainly attributable to selling, general, and administrative expenses of $23.5 million and unallocated direct operating expenses of $27.5 million. Unallocated direct operating expenses were primarily driven by the ramp-down of activity in the Batam fabrication yard, upgrade time for the Amazon and drydock time for the DB 27.

2017 Guidance

($ in millions, except per share amounts or as indicated for revenues)
	Q1'17 Guidance	Q2'17 Guidance
Revenues	~$3.2B	~$3.2B
Operating Income	~$265	~$265
Operating Margin	~8.0%	~8.0%
Net Income[1]	~$120	~$120
Diluted Income Per Share	~$0.42	~$0.42

Debt Measures
Net Interest Expense[2]	~$70	~$70
Cash Interest / DIC Amortization Interest	~$60/~$10	~$55/~$15
Ending Cash, Restricted Cash and Cash Equivalents	~$550	~$315
Ending Gross Debt[3]	~$770	~$550

Other Financial Measures
Income Tax Expense	~$70	~$70
EBITDA[4]	~$365	~$365
Cash from Operating Activities	~$85	~$85
Capex	~$120	~$120
Free Cash Flow[4]	~$(35)	~$(35)
Adjusted Free Cash Flow[4]	~$17	~$17
Corporate and Other[5]	~$(190)	~$(190)

~ = approximately
1 Our forecasted net income attributable to McDermott does not include any amount representing 2017 year-end pension actuarial gain or loss, because we have no basis to estimate pension actuarial gain or loss amounts for the forecast period and cannot estimate such amount without unreasonable effort.
2 Net Interest Expense is gross interest expense less capitalized interest and interest income.
3 Ending Gross Debt excludes debt issuance costs.
4 The calculations of EBITDA, Free Cash Flow and Adjusted Free Cash Flow, which are Non-GAAP measures, are shown in the appendix entitled “Reconciliation of Forecast Non-GAAP Financial Measures to GAAP Financial Measures.”
5 Corporate and Other includes corporate expenses, certain centrally managed initiatives (such as restructuring charges), impairments, year-end mark-to-market (“MTM”) pension actuarial gains and losses, costs not attributable to a particular reportable segment, and unallocated direct operating expenses associated with the underutilization of vessels, fabrication facilities and engineering resources.

We are adjusting our guidance for Cash Interest / DIC Amortization Interest, Ending Cash, Restricted Cash and Cash Equivalents and Ending Gross Debt.  These measures have been updated to reflect the impact of our Amended and Restated Credit Agreement signed in the second quarter, including the repayment of our previously outstanding term loan, which had an outstanding principal amount of approximately $217 million, and the related changes to our interest and debt issuance costs.

Anticipated corporate costs forecasted under Corporate and Other includes $115 million of unallocated direct operating expenses resulting from the expected underutilization of some of our marine and fabrication assets during 2017.

The actual cost to replace the supplier-provided subsea-pipe connector components on Ichthys was less than our December 31, 2016 estimated costs and the remediation plan is substantially complete, with residual work planned for the second half of 2017.

Other Financial Information

Weighted average common shares outstanding on a fully diluted basis were approximately 285.0 million and 284.9 million for the quarters ended June 30, 2017 and 2016, respectively, and 284.1 million and 283.1 million for the six months ended June 30, 2017 and 2016, respectively.  Additional weighted average shares of 898.8 thousand and 40.9 million related to the Tangible Equity Units (“TEUs”), as well as other potentially dilutive shares, were included in the quarterly dilution calculation for the quarters ended June 30, 2017 and 2016, respectively, and 19.3 million and 40.9 million for the six months ended June 30, 2017 and 2016, respectively.

Conference Call

McDermott has scheduled a conference call and webcast related to its second quarter 2017 results at 7:30 a.m., U.S. Central Time, today.  Interested parties may listen over the Internet through a link posted in the Investor Relations section of McDermott’s website. A replay of the webcast will be available for seven days after the call and may be accessed by dialing (855) 859-2056, Passcode 47050158. In addition, a presentation will be available on the Investor Relations section of McDermott’s website that contains supplemental information on McDermott’s financials, operations and 2017 Guidance.

About the Company

McDermott is a leading provider of integrated engineering, procurement, construction and installation (“EPCI”), front-end engineering and design (“FEED”) and module fabrication services for upstream field developments worldwide. McDermott delivers fixed and floating production facilities, pipelines, installations and subsea systems from concept to commissioning for complex Offshore and Subsea oil and gas projects to help oil companies safely produce and transport hydrocarbons.  Our customers include national and major energy companies.  Operating in approximately 20 countries across the world, our locally focused and globally integrated resources include approximately 12,400 employees, a diversified fleet of specialty marine construction vessels, fabrication facilities and engineering offices. We are renowned for our extensive knowledge and experience, technological advancements, performance records, superior safety and commitment to deliver.  McDermott has served the energy industry since 1923, and shares of its common stock are listed on the New York Stock Exchange.

To learn more, please visit our website at www.mcdermott.com

Non-GAAP Measures

This press release includes several “non-GAAP” financial measures as defined under Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with GAAP, but believe that certain non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of those operations.

Non-GAAP measures are comprised of the total and diluted per share amounts of adjusted net income attributable to McDermott and adjusted operating income and operating income margin for McDermott, in each case excluding the impact of certain identified items.  The excluded items represent items that our management does not consider to be representative of our normal operations.  We believe that total and diluted per share adjusted net income and adjusted operating income and operating margin are useful measures for investors to review because they provide a consistent measure of the underlying financial results of our ongoing business and, in our management’s view, allows for a supplemental comparison against historical results and expectations for future performance. Furthermore, our management uses adjusted net income and adjusted operating income as a measure of the performance of our operations for budgeting and forecasting, as well as employee incentive compensation. However, Non-GAAP measures should not be considered as substitutes for operating income, net income or other data prepared and reported in accordance with GAAP and should be viewed in addition to our reported results prepared in accordance with GAAP.

The forecast non-GAAP measures we have presented in this press release include forecast free cash flow, adjusted free cash flow and EBITDA, in each case excluding the impact of certain identified items. We believe these forward-looking financial measures are within reasonable measure.  We define “free cash flow” as cash flows from operations less capital expenditures.  We believe investors consider free cash flow as an important measure, because it generally represents funds available to pursue opportunities that may enhance shareholder value, such as making acquisitions or other investments.  Our management uses free cash flow for that reason.  Additionally, adjusted free cash flow represents free cash flow plus cash received as a result of the sale leaseback arrangement for the acquisition of the Amazon vessel.  We define EBITDA as net income plus depreciation and amortization, interest expense, net, and provision for income taxes.  We have included EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry.  Our management also uses EBITDA to monitor and compare the financial performance of our operations.  EBITDA does not give effect to the cash that we must use to service our debt or pay our income taxes, and thus does reflect the funds actually available for capital expenditures, dividends or various other purposes.  Our presentations of free cash flow and EBITDA may not be comparable to similarly titled measures in other companies’ reports.   You should not consider free cash flow and EBITDA in isolation from, or as a substitute for, net income or cash flow measures prepared in accordance with U.S. GAAP.

Reconciliations of these non-GAAP financial measures and forecast non-GAAP financial measures to the most comparable GAAP measures are provided in the tables set forth at the end of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact McDermott's actual results of operations. These forward-looking statements include, among other things, statements about backlog, bids and change orders outstanding, target projects and revenue pipeline, to the extent these may be viewed as indicators of future revenues or profitability, our beliefs with respect to the expected benefits to be derived from recent strategic activities, the expected scope, execution and timing associated with the projects discussed, the expected timing of and benefits to be provided by upgrades to our Altamira fabrication yard, McDermott’s earnings and other guidance for 2017 and expectations related to the guidance, expectations with respect to change orders, close-outs and settlements, our expectations with respect to the range of additional costs on the Ichthys project related to the subsea-pipe connector component issue identified in January 2017 and the timing of completion of the remaining residual work and the expected underutilization of our marine assets in 2017. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: adverse changes in the markets in which we operate or credit markets, our inability to successfully execute on contracts in backlog, changes in project design or schedules, the availability of qualified personnel, changes in the terms, scope or timing of contracts, contract cancellations, change orders and other modifications and actions by our customers and other business counterparties, changes in industry norms and adverse outcomes in legal or other dispute resolution proceedings.  If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected.  You should not place undue reliance on forward looking statements.  For a more complete discussion of these and other risk factors, please see McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2016 and subsequent quarterly reports on Form 10-Q. This press release reflects management's views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three months Ended June 30,		Six months Ended June 30,
	2017	2016	2017	2016
	(In thousands, except share and per share amounts)
Revenues	$788,673	$706,627	$1,308,104	$1,435,659

Costs and Expenses:
Cost of operations	650,449	595,343	1,079,039	1,211,345
Research and development expenses	821	99	1,301	130
Selling, general and administrative expenses	50,022	52,075	86,609	90,403
Other operating (income) expenses, net	182	2,122	(2,029)	40,800
Total costs and expenses	701,474	649,639	1,164,920	1,342,678

Operating income	87,199	56,988	143,184	92,981

Other expense:
Interest expense, net	(21,204)	(12,655)	(38,910)	(23,893)
Other non-operating expense, net	(2,491)	(2,851)	(1,877)	(6,242)
Total other expense, net	(23,695)	(15,506)	(40,787)	(30,135)

Income before provision for income taxes	63,504	41,482	102,397	62,846

Provision for income taxes	22,918	19,804	33,689	39,134

Income before income (loss) from Investments in Unconsolidated Affiliates	40,586	21,678	68,708	23,712

Income (loss) from Investments in Unconsolidated Affiliates	(4,127)	127	(8,054)	(4,351)

Net income	36,459	21,805	60,654	19,361

Less: Net income attributable to noncontrolling interest	46	1,148	2,325	876

Net income attributable to McDermott International, Inc.	$36,413	$20,657	$58,329	$18,485

Net income per share attributable to McDermott International, Inc.:
Basic	$0.13	$0.09	$0.22	$0.08
Diluted	$0.13	$0.07	$0.21	$0.07

Shares used in the computation of net income per share:
Basic	282,660,314	240,338,540	262,438,822	239,739,204
Diluted	284,982,270	284,909,414	284,122,560	283,132,238

McDERMOTT INTERNATIONAL, INC.
EARNINGS PER SHARE COMPUTATION

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands, except share and per share amounts)

Net income attributable to McDermott International, Inc.	$36,413	$20,657	$58,329	$18,485

Weighted average common shares (basic)	282,660,314	240,338,540	262,438,822	239,739,204
Effect of dilutive securities:
Tangible equity units	898,820	40,896,300	19,347,386	40,896,300
Stock options, restricted stock and restricted stock units	1,423,136	3,674,574	2,336,352	2,496,734
Adjusted weighted average common shares and assumed exercises of stock options and vesting of stock awards (diluted)	284,982,270	284,909,414	284,122,560	283,132,238

Net income attributable to McDermott International, Inc.
Basic:	$0.13	$0.09	$0.22	$0.08
Diluted:	$0.13	$0.07	$0.21	$0.07

SUPPLEMENTARY DATA

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(In thousands)		(In thousands)
Depreciation & amortization	$28,304	$24,387	$49,685	$48,929
Capital expenditures	18,073	138,774	80,922	170,674
Backlog	3,297,591	4,369,844	3,297,591	4,369,844

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2017	December 31, 2016
	(In thousands, except share and per share amounts)
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$393,726	$595,921
Restricted cash and cash equivalents	15,154	16,412
Accounts receivable—trade, net	331,327	334,384
Accounts receivable—other	40,239	36,929
Contracts in progress	619,164	319,138
Other current assets	38,047	29,599
Total current assets	1,437,657	1,332,383
Property, plant and equipment	2,617,382	2,586,179
Less accumulated depreciation	(939,651)	(898,878)
Property, plant and equipment, net	1,677,731	1,687,301
Accounts receivable—long-term retainages	92,797	127,193
Investments in Unconsolidated Affiliates	12,138	17,023
Deferred income taxes	18,748	21,116
Other assets	52,377	37,214
Total assets	$3,291,448	$3,222,230

Liabilities and Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$13,807	$48,125
Accounts payable	434,954	173,203
Accrued liabilities	340,613	277,584
Advance billings on contracts	66,148	192,486
Income taxes payable	26,786	17,945
Total current liabilities	882,308	709,343
Long-term debt	526,692	704,395
Self-insurance	17,734	16,980
Pension liabilities	19,043	19,471
Non-current income taxes	60,341	60,870
Other liabilities	124,834	115,703
Commitments and contingencies
Stockholders' equity:
Common stock, par value $1.00 per share, authorized 400,000,000 shares;
issued 292,469,416 and 249,690,281 shares, respectively	292,469	249,690
Capital in excess of par value	1,656,231	1,695,119
Accumulated deficit	(168,438)	(226,767)
Accumulated other comprehensive loss	(56,191)	(66,895)
Treasury stock, at cost: 8,494,018 and 8,302,004 shares, respectively	(96,244)	(94,957)
Stockholders' Equity—McDermott International, Inc.	1,627,827	1,556,190
Noncontrolling interest	32,669	39,278
Total equity	1,660,496	1,595,468
Total liabilities and equity	$3,291,448	$3,222,230

McDERMOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Six Months Ended June 30,
	2017	2016
	(In thousands)
Cash flows from operating activities:
Net income	$60,654	$19,361
Non-cash items included in net income:
Depreciation and amortization	49,685	48,929
Impairment loss	-	32,311
Stock-based compensation charges	11,838	9,242
Loss from investments in Unconsolidated Affiliates	8,054	4,351
Other non-cash items	12,375	4,948
Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	37,453	(30,835)
Contracts in progress, net of Advance billings on contracts	(410,678)	67,698
Accounts payable	260,091	(65,212)
Accrued and other current liabilities	68,722	(45,523)
Other assets and liabilities, net	(8,011)	30,520
Total cash provided by operating activities	90,183	75,790

Cash flows from investing activities:
Purchases of property, plant and equipment	(80,922)	(170,674)
Proceeds from asset dispositions	55,391	388
Investments in Unconsolidated Affiliates	(1,300)	(4,105)
Total cash used in investing activities	(26,831)	(174,391)

Cash flows from financing activities:
Repayment of debt	(230,509)	(88,845)
Payment of debt and letter of credit issuance cost	(18,784)	(8,211)
Acquisition of NCI	(10,652)	-
Repurchase of common stock	(7,020)	(2,572)
Total cash used in financing activities	(266,965)	(99,628)

Effects of exchange rate changes on cash, cash equivalents and restricted cash	160	(601)
Net decrease in cash, cash equivalents and restricted cash	(203,453)	(198,830)
Cash, cash equivalents and restricted cash at beginning of period	612,333	781,645
Cash, cash equivalents and restricted cash at end of period	$408,880	$582,815

McDERMOTT INTERNATIONAL, INC.
RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES

McDermott reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release also includes several Non-GAAP financial measures as defined under the SEC’s Regulation G. The following tables reconcile Non-GAAP financial measures to comparable GAAP financial measures:

	Three Months Ended		Six Months Ended
	Jun 30, 2017	Jun 30, 2016	Jun 30, 2017	Jun 30, 2016
(In thousands, except share and per share amounts)

GAAP Net Income Attributable to MDR	$36,413	$20,657	$58,329	$18,485

Less: Adjustments
Restructuring charges[1]	-	2,484	-	8,851
Impairment loss[2]	-	-	-	32,311
Total Non-GAAP Adjustments	-	2,484	-	41,162
Tax Effect of Non-GAAP Changes[3]	-	(327)	-	(497)
Total Non-GAAP Adjustments (After Tax)	-	2,157	-	40,665

Non-GAAP Adjusted Net Income Attributable to McDermott	$36,413	$22,814	$58,329	$59,150

GAAP Operating Income	$87,199	$56,988	$143,184	$92,981
Non-GAAP Adjustments[4]	-	2,484	-	41,162
Non-GAAP Adjusted Operating Income	$87,199	$59,472	$143,184	$134,143
Non-GAAP Adjusted Operating Margin	11.1%	8.4%	10.9%	9.3%

GAAP Diluted EPS	$0.13	$0.07	$0.21	$0.07
Non-GAAP Adjustments	-	0.01	-	0.14
Non-GAAP Diluted EPS	$0.13	$0.08	$0.21	$0.21

Shares used in computation of income per share:
Basic	282,660,314	240,338,540	262,438,822	239,739,204
Diluted	284,982,270	284,909,414	284,122,560	283,132,238

Cash flows from operating activities	$41,731	$16,510	$90,183	$75,790
Capital expenditures	(18,073)	(138,774)	(80,922)	(170,674)
Free cash flow	$23,658	$(122,264)	$9,261	$(94,884)

GAAP Revenue	$788,673	$706,627	$1,308,104	$1,435,659

1 Restructuring charges were primarily associated with personnel reductions, facility closures, consultant fees, lease terminations and asset impairments.
2 During the first quarter of 2016, we recognized a $32.3 million impairment charge related to our Agile vessel following the customer’s termination of the vessel charter in May 2016 and given the lack of opportunities for the vessel. The Agile was decommissioned and disposed of in the third quarter of 2016.
3 Represents tax effects of Non-GAAP adjustments.  The Non-GAAP adjusting items are primarily attributable to tax jurisdictions in which we currently do not pay taxes and, therefore, no tax impact is applied to those items.  For the Non-GAAP adjusting items in jurisdictions where taxes are paid, the tax impacts on those adjustments are computed, individually, using the statutory tax rate in effect in each applicable taxable jurisdiction.
4 Includes the Non-GAAP adjustments described in footnotes 1 and 2 above for each applicable period.

McDERMOTT INTERNATIONAL, INC. RECONCILIATION OF FORECAST NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

	Q1'17 Guidance	Q2'17 Guidance
(In millions)

Cash flows from operating activities	~$85	~$85
Capital expenditures	~120	~120
Free cash flow	~$(35)	~$(35)
Cash received from Amazon sale leaseback arrangement	52	52
Adjusted free cash flow	~$17	~$17

GAAP Net Income (Loss) Attributable to McDermott	~$120	~$120
Add:
Depreciation and amortization	~105	~105
Interest expense, net	~70	~70
Provision for taxes	~70	~70
EBITDA	~$365	~$365

CONTACT:

Investors & Financial Media
Ty Lawrence
Vice President, Treasurer and Investor Relations
281.870.5147
TPLawrence@mcdermott.com